Exhibit 99.2

Medicus Sciences Acquisition Corp. Announces Closing of $92,000,000 Initial Public Offering and
Full Exercise of the Overallotment Option

New York, February 18, 2021 // -- Medicus Sciences Acquisition Corp. (the “Company,” or “MSAC”) announced today the closing of its initial public offering of 9,200,000 units, which included the full exercise of the underwriter’s over-allotment option to purchase 1,200,000 units, at a price to the public of $10.00 per unit, for aggregate gross proceeds of $92,000,000. The units commenced trading on the Nasdaq Capital Market (“Nasdaq”) on February 16, 2021 under the symbol “MSACU.” Each unit consists of (i) one Class A ordinary share, (ii) one-ninth of one redeemable warrant, and (iii) a contingent right to receive, in certain circumstances, at least two-ninths of one redeemable warrant following the initial business combination. Once the securities comprising the units begin trading separately, the Class A ordinary shares and warrants are expected to be traded on the Nasdaq under the symbols “MSAC” and “MSACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Maxim Group LLC acted as sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the SEC on February 12, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Medicus Sciences Acquisition Corp.

MSAC is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While MSAC may acquire a company in any industry, it expects that its focus will be on the healthcare industry, particularly the medical technology sector, both in the United States and internationally. MSAC’s sponsor, Medicus Sciences Holdings LLC, is an affiliate of Altium Capital Management, LP (“Altium”) and Sio Capital Management, LLC (“Sio”), two healthcare-focused investment funds with combined gross investment assets of over $1.0 billion.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including the consummation of the Company’s proposed offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies will be available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Eric Cheng

Chief Business Officer

Medicus Sciences Acquisition Corp.

echeng@medicusspac.com